UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quintiles Transnational Corp.
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September 5, 2003

To All ESPP Participants

Ref: Quintiles Transnational Corp. 1999 Employee Stock Purchase Plan (ESPP) –
Brokerage Account Re-organization Fee

Dear ESPP Participant:

The Employee Stock Purchase Plan (“ESPP”) was suspended when the Agreement and Plan of Merger between Quintiles Transnational Corp., Pharma Services Holding, Inc. and Pharma Acquisition Corp. was signed on April 10, 2003. Under the terms of the merger agreement, no second or third quarter 2003 ESPP purchases will occur, and no further grants will be made under the plan. The merger agreement further provides for Quintiles shareholders to receive $14.50 in cash for each share of Quintiles common stock they hold. The merger agreement is subject to shareholder approval. Quintiles shareholders are expected to vote on the merger at a Special Meeting to be held on September 25, 2003.

As a participant in the ESPP, through the first quarter 2003 you were eligible to purchase shares of Quintiles common stock through payroll deductions. Your ESPP shares were entered into an account in your name in E*TRADE OptionsLink.

E*TRADE has notified Quintiles that if the merger is approved by Quintiles shareholders and the transaction closes, they will deduct a standard $20 re-organization fee from your E*TRADE OptionsLink account on the day the merger closes. If you have both an OptionsLink account and an E*TRADE account only one fee of $20 will be deducted.

ESPP participants who have activated their accounts will be able to review and sell their ESPP shares in the open market, if they choose to do so, at any time up to the time the merger closes (which is expected to occur on September 25, 2003, provided Quintiles shareholders approve the merger and all other conditions to the merger are satisfied). To sell or review your ESPP shares, please contact E*TRADE OptionsLink at 1-800-838-0908 or on-line at www.optionslink.com.

If you have further questions, please contact Kelly Fresquez, Benefits Specialist at 800-526-7094, option 2, extension 4010.

Thank you for your time and assistance.

Best regards,

Quintiles Employee Benefits Service